UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2012

QR Energy, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35010	90-0613069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5 Houston Center

1401McKinney Street, Suite 2400

Houston, Texas 77010

(Address of principal executive office) (Zip Code)

(713) 452-2200

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 19, 2012, QRE Operating, LLC, a wholly owned subsidiary of QR Energy, LP (the “Partnership”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Prize Petroleum, LLC and Prize Pipeline, LLC (collectively, the “Seller”), pursuant to which the Seller agreed to transfer predominantly oil properties located primarily in the Ark-La-Tex area, with a small segment in Michigan, for approximately $230 million.

The transaction is expected to be financed with cash on hand and borrowings under the Partnership’s committed bank credit facilities. The Partnership has secured commitments to provide an additional $200 million of bank loans, which are available to fund the purchase price of the acquisition if necessary. The Purchase Agreement contains representations and warranties, covenants, indemnification provisions and closing adjustments that are typical for transactions of this nature. The transactions contemplated by the Purchase Agreement are expected to close in April 2012, subject to certain third-party approvals and other customary closing conditions.

The foregoing summary of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the definitive Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01. Other Events.

In anticipation of the closing of the transactions contemplated by the Purchase Agreement, on March 19, 2012, the Partnership entered into additional crude oil hedges for 2012 through 2017. These contracts were entered into with the same counterparties as our existing derivatives. The table below details the newly executed contracts.

		May - December
Commodity	Index	2012	2013	2014	2015	2016	2017
Oil positions:
Swaps
Hedged Volume (Bbls/d)	WTI	850	1,100	1,150	1,600	1,600	1,580
Average price ($/Bbls)		$109.17	$106.23	$100.35	$96.15	$93.83	$92.33

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Purchase and Sale Agreement, dated as of March 19, 2012, by and among QRE Operating, LLC, Prize Petroleum, LLC and Prize Pipeline, LLC.

*	Pursuant to the rules of the Commission, the remaining schedules and similar attachments to the agreement have not been filed herewith. The Partnership agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QR Energy, LP

By:	QRE GP, LLC, its general partner

By:	/s/ Gregory S. Roden
Name:	Gregory S. Roden
Title:	Vice President and General Counsel

Dated March 22, 2012